UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

JONATHAN THOMAS JORGL

ROBERT L. CHIOINI

MICHAEL RICE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials

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On August 16, 2022, Jonathan Jorgl, Robert L. Chioini and Michael Rice issued the following press release:

AIM Stockholder Full Value Committee Reiterates Intent to Proceed with Nominations and Proxy Solicitation

Court Orders AIM Not to Hold Annual Meeting Prior to October 31, 2022

Delaware Court Preliminary Injunction Hearing Scheduled for October 5, 2022

New York, NY, August 16, 2022; Jonathan Jorgl, an AIM ImmunoTech Inc. (NYSE American: AIM), (“AIM”) stockholder, together with his nominees, Robert L. Chioini and Michael Rice (collectively, the “AIM Stockholder Full Value Committee” or the “ASFV Committee”), today reiterated their commitment to proceed with the solicitation of proxies for the election of Mr. Chioini and Mr. Rice to the AIM board of directors at the upcoming 2022 annual meeting.

“The actions of AIM are a desperate attempt and part of a troubling pattern of AIM CEO Tom Equels and directors William Mitchell and Stewart Appelrouth wasting corporate assets at the expense of stockholders to do whatever it takes to ensure that they run unopposed, including crafting up ‘conspiracy theories’ in their effort to retain control and enrich themselves and deny stockholders basic rights to nominate alternative directors, solely to keep their gravy-train of excessive compensation going,” stated Mr. Jorgl. “We are very pleased that the court has set the earliest date possible for expedited proceedings on our matter, which we expect will result in our nominations being allowed.”

Despite the continued attempt of CEO Tom Equels and directors William Mitchell and Stewart Appelrouth to deny AIM stockholders the fundamental right to a fair vote on the election of directors, and the irresponsible waste of company money only to further entrench and enrich themselves, the ASFV Committee is confident that the pending proceedings in Delaware will show that AIM’s attempted rejection of Mr. Jorgl’s notice of nominations was improper. Mr. Jorgl believes that new, highly experienced directors Mr. Chioini and Mr. Rice will unlock the value of AIM by executing clinical studies and communicating transparently with stockholders while bringing sorely needed governance and oversight to the entrenched Board and CEO’s inadequate results and excessive compensation.

In particular, the ASFV Committee notes that the Delaware court is moving on an expedited basis and has scheduled the hearing on Mr. Jorgl’s motion for a preliminary injunction for October 5, 2022, while also ordering that the AIM annual meeting not to be held any earlier than October 31, 2022. Therefore, AIM is prevented from proceeding with the annual meeting and blocking the nominations of Mr. Chioini and Mr. Rice prior to a court ruling.

It is unfortunate that AIM’s board appears intent on commencing their proxy solicitation efforts prior to October 5th, causing confusion and likely resulting in AIM incurring additional expenses by having to redistribute proxy materials that are compliant with the federal proxy rules if the court rules in favor of Mr. Jorgl, as the ASFV Committee fully expects, rather than agreeing to a minimal delay in order to provide clarity to stockholders. As a result, the ASFV Committee is proceeding with its proxy solicitation and is confident that Mr. Jorgl will prevail on his motion for preliminary injunction and declaratory relief that the nominations are valid so that AIM stockholders will ultimately decide who represents them on the board of directors, and not CEO Tom Equels and directors William Mitchell and Stewart Appelrouth.

The ASFV Committee urges AIM stockholders to look for the ASFV Committee proxy statement once available and to carefully review and consider Mr. Chioini’s and Mr. Rice’s extensive experience for the director nominations, consider all relevant information, including the outcome of the pending proceedings, and to not be fooled or misled by AIM’s baseless claims and false allegations, which will be meaningless once the court decides in favor of Mr. Jorgl.

Important Information and Participants in the Solicitation

The AIM Stockholder Full Value Committee intends to file a proxy statement with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of AIM.

THE ASFV COMMITTEE STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are expected each to be member of the ASFV Committee and River Rock Advisors LLC (collectively, the “Participants”). As of the date hereof, Mr. Jorgl is the record and beneficial owner of 1,000 shares of common stock, par value $0.001 per share, of AIM (the “common stock”). As of the date hereof, no other Participant is the record or beneficial owner of any shares of common stock.